(logo) CWCapital

ASSET MANAGEMENT

Annual Statement as to Compliance

For the Period of January 1, 2018 to December 31, 2018

WFRBS 2013-UBS1

In accordance with Item 1123 of Regulation AB and with the requirements detailed in §11.12 of the Pooling and Servicing Agreement (the “Agreement”) for the above-mentioned CMBS pool, CWCapital Asset Management LLC (“CWCAM”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(A)    a review of CWCAM’s activities during the preceding calendar year or portion thereof (the “Reporting Period”) and of CWCAM’s performance under the Agreement has been made under such officer’s supervision; and

(B)    to the best of such officer’s knowledge, based on such review, CWCAM has fulfilled all its obligations under the Agreement in all material respects throughout the Reporting Period.

Should you have any questions, please do not hesitate to contact us.

Sincerely,

CWCapital Asset Management LLC

/s/James P. Shevlin

James P. Shevlin

President/Chief Operating Officer

7501 Wisconsin Avenue | Suite 500 West | Bethesda, MD | 20814